As filed with the Securities and Exchange Commission on August 2, 2001.                                            Registration No. 333-38664

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
––––––––––––––

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
––––––––––––––
ARIAD Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	22-3106987 (I.R.S. Employer Identification Number)

26 Landsdowne Street
Cambridge, Massachusetts 02139-4234
(617) 494-0400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Lee C. Steele
Senior Vice President and Chief Financial Officer
ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, Massachusetts 02139-4234
(617) 494-0400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent For Service)

With a copy to:

Edward P. Gonzales, Esquire
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
(617) 542-6000

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

DEREGISTRATION OF COMMON STOCK

     The Registrant hereby amends its Registration Statement on Form S-3 (No. 333-38664), filed with the Securities and Exchange Commission (the “Commission”) on June 6, 2000, Amendment No. 1 thereto, filed with the Commission on June 23, 2000, and Post-Effective Amendment No. 1 thereto, filed with the Commission on May 18, 2001 (collectively, the “Form S-3”), by deregistering 19,149 shares of the Registrant’s common stock, par value $0.001 per share (the “Shares”). The Shares to be deregistered consist of all of the Shares on the Form S-3 that remain unsold at the termination of the offering of the Shares.

     The Registrant initially filed the Form S-3 to register 3,500,000 Shares, which was an estimate at the time of the initial filing of the Shares, to be offered directly to purchasers, to or through underwriters, through dealers, agents or institutional investors or through a combination of such methods. As of the date hereof, the Registrant has issued 3,480,851 Shares. The Registrant has filed prospectus supplements under the Form S-3 from time to time disclosing the identity of any underwriters, dealers, agents or investors who have purchased the Shares, the material terms of the distributions, the amount of any compensation, discounts or commissions received by the underwriters, dealers or agents, and the nature of any market stabilizing transactions by such underwriters, dealers or agents.

     Pursuant to Rule 478 promulgated under the Securities Act of 1933, as amended (the “Act”), and the undertaking contained in the Form S-3 pursuant to Item 512(a)(3) of Regulation S-K promulgated under the Act, the Registrant hereby removes the unissued 19,149 Shares from registration. As a result of this deregistration, the total number of Shares registered and sold pursuant to the Form S-3 is 3,480,851 Shares.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge and Commonwealth of Massachusetts on the 1st day of August, 2001.

ARIAD PHARMACEUTICALS, INC. By: /s/ Harvey J. Berger Harvey J. Berger, M.D. Chairman of the Board of Directors, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harvey J. Berger Harvey J. Berger, M.D.	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	August 1, 2001

/s/ Lee C. Steele Lee C. Steele	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 1, 2001

* Vaughn D. Bryson	Director	August 1, 2001

* John M. Deutch, Ph.D.	Director	August 1, 2001

/s/ Tamar Howson Tamar Howson	Director	August 1, 2001

* Jay R. LaMarche	Director	August 1, 2001

* Sandford D. Smith	Director	August 1, 2001

* Ralph Snyderman, M.D.	Director	August 1, 2001

* Raymond S. Troubh	Director	August 1, 2001

*	By executing his name hereto, Harvey J. Berger is signing this document on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the SEC.

By: /s/ Harvey J. Berger Harvey J. Berger (Attorney-in-fact)

2